                                                                    EXHIBIT 2.1





                AGREEMENT AND PLAN OF MERGER DATED MAY 23, 1996

                         BY AND AMONG LEAR CORPORATION;

                            PA ACQUISITION CORP. AND

                              MASLAND CORPORATION






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                              TABLE OF CONTENTS

                                                                  Page
                                                                  ----
                                  ARTICLE I

                                  THE OFFER


1.01  THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.02  COMPANY ACTION  . . . . . . . . . . . . . . . . . . . . . .   3
1.03  DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                 ARTICLE II

                                 THE MERGER

2.01  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .   5
2.02  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.03  CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . .   6
2.04  DISSENTING SHARES . . . . . . . . . . . . . . . . . . . . .   7
2.05  PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.06  NO FURTHER RIGHTS . . . . . . . . . . . . . . . . . . . . .   9
2.07  CLOSING OF COMPANY TRANSFER BOOKS . . . . . . . . . . . . .   9
2.08  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS
            AND OFFICERS. . . . . . . . . . . . . . . . . . . . .   9
2.09  WITHHOLDING RIGHTS. . . . . . . . . . . . . . . . . . . . .  10

                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

3.01  REPRESENTATIONS AND WARRANTIES OF PURCHASER
           AND SUB. . . . . . . . . . . . . . . . . . . . . . . .  11
3.02  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . .  12

                                 ARTICLE IV
                                  COVENANTS

4.01  PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . .  29
4.02  MEETING OF STOCKHOLDERS OF THE COMPANY. . . . . . . . . . .  29
4.03  MERGER WITHOUT MEETING OF STOCKHOLDERS. . . . . . . . . . .  30
4.04  INTERIM OPERATIONS. . . . . . . . . . . . . . . . . . . . .  30
4.05  APPRAISAL RIGHTS. . . . . . . . . . . . . . . . . . . . . .  33
4.06  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . .  33
4.07  NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . .  34
4.08  CERTAIN LITIGATION. . . . . . . . . . . . . . . . . . . . .  35

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4.09  NOTICES OF CERTAIN EVENTS . . . . . . . . . . . . . . . . .  35
4.10  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . .  36
4.11  CREDIT AGREEMENT WAIVER . . . . . . . . . . . . . . . . . .  37

                                  ARTICLE V

                                 CONDITIONS

5.01  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY . . . . . . . .  37
5.02  CONDITIONS TO THE OBLIGATIONS OF PURCHASER
         AND SUB  . . . . . . . . . . . . . . . . . . . . . . . .  37

                                 ARTICLE VI

                                MISCELLANEOUS

6.01  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .  38
6.02  LIABILITIES IN EVENT OF TERMINATION . . . . . . . . . . . .  40
6.03  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . .  40
6.04  WAIVER AND AMENDMENT. . . . . . . . . . . . . . . . . . . .  41
6.05  OFFICERS' AND DIRECTORS' LIABILITY INSURANCE;
           INDEMNIFICATION. . . . . . . . . . . . . . . . . . . .  41
6.06  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . .  41
6.07  STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . .  42
6.08  REPRESENTATIONS, WARRANTIES AND AGREEMENTS. . . . . . . . .  43
6.09  PUBLIC STATEMENTS . . . . . . . . . . . . . . . . . . . . .  43
6.10  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . .  43
6.11  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . .  44
6.12  GOVERNING LAW; CONSENT TO JURISDICTION. . . . . . . . . . .  45
6.13  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . .  45
6.14  INTEGRATION . . . . . . . . . . . . . . . . . . . . . . . .  46
6.15  COUNTERPARTS; EFFECTIVENESS . . . . . . . . . . . . . . . .  46
6.16  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.17  NO THIRD-PARTY BENEFICIARIES. . . . . . . . . . . . . . . .  46

EXHIBIT A

SCHEDULE I

                                     ii
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                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated May 23, 1996 (this "Agreement") by and among LEAR CORPORATION, a Delaware corporation ("Purchaser"), PA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Sub") and MASLAND CORPORATION, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H


     WHEREAS, the Board of Directors of Purchaser and the Board of Directors of the Company have approved the acquisition of the Company by Purchaser, by means of the merger of Sub with and into the Company, upon the terms and conditions set forth in this Agreement;

     WHEREAS, to effectuate such acquisition, Purchaser proposes to make or to cause Sub or another direct or indirect wholly-owned subsidiary of Purchaser to make a tender offer for any and all Shares of Common Stock of the Company, $.01 par value, which are issued and outstanding (the "Shares") (including the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (or other securities) issued pursuant to the Rights Agreement dated as of November 16, 1995, as amended (the "Rights Agreement"), between the Company and Mellon Securities Trust Company, as Rights Agent) on the terms set forth in the Offer to Purchase (as hereinafter defined), and the Board of Directors of the Company has approved such tender offer and recommended that it be accepted by the stockholders of the Company;

     WHEREAS, Purchaser and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of the Shares identified on Schedule I hereto enter into agreements (collectively, the "Stockholders Agreement") providing for certain matters with respect to their Shares, including the tender of their Shares and certain other actions relating to the Offer (as defined in Section 1.01) and the other transactions contemplated by this Agreement, and in order to induce Purchaser and Sub to enter into this Agreement, such stockholders have agreed to enter into the Stockholders Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Purchaser, Sub and the Company hereby agree as follows:

                                  ARTICLE I

                                  THE OFFER

     1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 6.01 and that nothing shall have occurred which would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto, Purchaser or Sub shall as promptly as practicable, and in no event later than one business day after the date hereof, publicly announce the execution and delivery of this Agreement, and within five business days after such public announcement commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended, (including the rules and regulations promulgated thereunder, the "Exchange Act")), a tender offer for all outstanding Shares (including the associated Rights) at a price of $26.00 per Share net to the Seller in cash (the "Offer") and, subject to the satisfaction of the conditions set forth in such Exhibit A, shall use its best efforts to consummate the Offer on the terms set forth herein.

          (b) As soon as practicable on the date the Offer is commenced, Purchaser and Sub shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1") which shall include as an exhibit and incorporate by reference an offer to purchase (the "Offer to Purchase") (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"). The Company and its counsel shall be given the opportunity to review the Offer Documents and any amendments thereto prior to the filing thereof with the Commission. Each of Purchaser, Sub and the Company represents and warrants that the written information supplied and to be supplied for inclusion by Purchaser, Sub and the Company, respectively, in the Schedule 14D-1 and the Offer Documents shall, on the date the Schedule 14D-1 is filed with the Commission, and on the date the Offer Documents are first published, sent or given to holders of Shares, as the case


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may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and each of Purchaser, Sub and the Company agrees promptly to correct any such information provided by them which shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law.
Purchaser and Sub agree that the Schedule 14D-1 shall comply as to form in all material respects with the provisions of applicable law.

          (c) Without the prior written consent of the Company, the Purchaser shall not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Exhibit A), (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, or (v) extend the expiration date of the Offer (except as required by law and except that Sub may extend the expiration date of the Offer for up to ten (10) business days after the initial expiration date or for longer periods in the event that at the expiration date of the Offer the conditions to the Offer described in Exhibit A hereto shall not have been satisfied or earlier waived); provided, however, that, except as set forth above, Sub may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer (it being understood that the Offer shall expire as soon as is permissible under the Exchange Act and the Rules and Regulations of the New York Stock Exchange Inc. subject to the provisions of this Subsection (c) and Section 6.01 below).

     1.02 Company Action. (a) The Company hereby consents to the Offer and represents that (i) the Board of Directors of the Company (the "Board") at a meeting duly called and held (x) has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as such term is defined in Section 2.01), (y) has resolved to recommend acceptance of the Offer and approval of this Agreement and the Merger by the Company's stockholders and (z) by the unanimous vote



                                      3
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of the Board, determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, and
(ii) Goldman Sachs & Co. ("Goldman Sachs") has delivered to the Board its opinion that the per Share (including the associated Rights) consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board referred to in this
Section 1.02 (a). On the date the Offer is commenced, the Company shall file with the Commission and mail to the holders of Shares a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall
reflect such recommendations and actions of the Board.   The Company and with
respect only to information that they have supplied for inclusion in the
Schedule 14D-9, Purchaser and Sub, represent and warrant that the Schedule 14D-9 and any amendments or supplements thereto shall not, at the time filed with the Commission and on the date such Schedule or any amendment or supplement thereto is first mailed to the holders of Shares, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to correct any information in the Schedule 14D-9 which shall have become false or misleading in any material respect and take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, as and to the extent required by applicable law. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with all provisions of applicable law. Purchaser, Sub and their counsel shall be given the opportunity to review the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the Commission.

          (b) The Company shall promptly furnish Purchaser with a list of the record holders of Shares and mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of the latest practicable date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders of the Company, mailing labels and lists of securities positions, and assistance as Purchaser or its agents may reasonably request in connection with the Offer.

     1.03 Directors. (a) Promptly upon the purchase by Sub of Shares pursuant to the Offer, and from time to time thereafter, Purchaser or Sub shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board)


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as will give Purchaser, subject to compliance with Section 14(f) of the
Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Purchaser, promptly satisfy the Board Percentage by (i) increasing the size of the Board or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Purchaser's designees promptly to be so elected. At the request of Purchaser, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election. In addition, the Company shall mail to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with the Schedule 14D-9. Purchaser will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by
Section 14(f) of the Exchange Act and Rule 14f-1.

          (b) Following the election or appointment of Purchaser's designees pursuant to this Section 1.03 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Purchaser or Sub or waiver of the Company's rights hereunder, shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement.

                                 ARTICLE II

                                 THE MERGER

     2.01 The Merger. (a) Subject to the terms and conditions hereof, at the Effective Time (as such term is defined in Section 2.01(b)), Sub will be merged with and into the Company (the "Merger") in accordance with the General Corporation Law of Delaware (the "Delaware Law"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the name "MASLAND CORPORATION"

          (b) At the Closing (as hereinafter defined) the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of Delaware the appropriate certificate of merger (the "Certificate of Merger") duly executed by the Company in accordance with the requirements of the Delaware Law and with this Agreement. The date and time of filing of the Certificate of Merger with the Secretary of State of Delaware is referred to herein as the "Effective Time."

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises, and be subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interests, of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; all in accordance with Section 259 of the Delaware Law.

          (d) Notwithstanding anything to the contrary herein, the parties to this Agreement may, by mutual consent prior to the Effective Time, elect, instead of merging Sub into the Company as hereinabove provided, to merge the Company into Sub. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing change.

     2.02 Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, IL 60601, at 10:00 A.M., local time, on the later of (x) the day of the Special Meeting provided for in Section 4.02, if such Special Meeting is required to be held or (y) the first business day after the day on which the last of the conditions set forth in Article V is fulfilled or waived (subject to applicable law) or (ii) at such other time and place and on such other date as Purchaser and the Company shall agree (the "Closing Date").

     2.03 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Constituent Corporations:

          (a) each Share (including the associated Rights) then issued and outstanding, other than Dissenting Shares (as such term is defined in Section 2.04) and Shares to be cancelled pursuant to Section 2.03(b), shall be converted into and represent the right to receive $26.00 net in cash, without any interest thereon, or an amount in cash, without interest, having a value equal to such greater amount per Share (including the associated Rights) as may be paid (in cash or other property or a combination thereof) by

Purchaser for any Shares (including the associated Rights) validly tendered and not withdrawn pursuant to the Offer (the "Merger Consideration"); in the event the price per Share (including the associated Rights) paid by Purchaser in the Offer is paid in whole or in part in property other than cash, such price shall be deemed to be equal to the sum of (i) the amount of cash, if any, paid for each Share (including the associated Rights) plus (ii) the fair value of such property, as agreed to by the Company and the Purchaser, or, if they are unable to agree, as determined by a nationally recognized investment banking firm, selected by the Company and approved by the Purchaser, which approval shall not be unreasonably withheld, and the fees of which shall be shared equally by the Company and the Purchaser;

          (b) each Share (including the associated Rights) then held, directly or indirectly, by Purchaser, Sub or any subsidiary of Purchaser, Sub or the Company or held in the Company's treasury shall be cancelled and retired without payment of any consideration therefor; and

          (c) each Share of common stock, par value $.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). After the Effective Time, Purchaser shall be the holder of all outstanding shares of Surviving
Corporation Common Stock.


     2.04 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares (including the associated Rights) held by each stockholder who has not voted such Shares in favor of the Merger and with respect to which the holder thereof has properly exercised the right to dissent and demanded the fair value thereof in accordance with Section 262 of the Delaware Law ("Dissenting Shares") shall not be converted into and represent the right to receive the Merger Consideration; provided, however, that if any such stockholder ceases to be entitled to an appraisal of his Shares pursuant to Section 262 of the Delaware Law, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall, subject to the terms of this Agreement, be converted into and represent the right to receive the Merger Consideration.

     2.05 Payment. (a) Pursuant to an agreement (the "Disbursing Agent Agreement") to be entered into on or before the Closing Date between Purchaser and a disbursing agent (the "Disbursing Agent") which shall be a commercial bank with capital of at least $1,000,000,000, Purchaser or the Surviving Corporation shall deposit with the Disbursing Agent, in trust for the benefit of the Company's stockholders, at the Closing, the cash (in immediately available funds) to which holders of Shares shall be entitled pursuant to Section 2.03(a). The Disbursing Agent may invest portions of the cash deposited with it in such manner as Purchaser or the Surviving Corporation, as the case may be, directs, provided that all such investments be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1,000,000,000 the securities of which, or the securities of the holding company of which, are rated in the highest category by a nationally recognized credit agency (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided, further, that the maturities of Permitted Investments shall be such as to permit the Disbursing Agent to make prompt payment of the Merger Consideration to former stockholders of the Company entitled thereto. Any net profit resulting from, or interest or income produced by, Permitted Investments shall be payable to the Surviving Corporation. Purchaser shall replace any monies lost through any investment made at its direction pursuant to this Section 2.05(a) prior to the Effective Time, and the Surviving Corporation shall replace any monies lost through any investment made at its direction pursuant to this Section 2.05(a) after the Effective Time. Any funds remaining with the Disbursing Agent one year after the Effective Time shall be released and repaid by the Disbursing Agent to the Surviving Corporation, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving Corporation for payment thereof.

          (b) As soon as practicable after the Effective Time, the Disbursing Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing Shares (other than certificates formerly representing Shares to be cancelled pursuant to Section 2.03(b) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent (who may appoint forwarding agents with the approval of Purchaser) such certificates for exchange into the Merger Consideration. Each holder of certificates theretofore evidencing Shares, upon proper surrender thereof to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the Shares theretofore evidenced by the certificates so surrendered. Upon such proper surrender, the Disbursing Agent shall promptly deliver the Merger Consideration. Until properly surrendered, certificates formerly evidencing Shares (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Shares for any amount which may be required to be paid to a public official pursuant to an applicable abandoned property, escheat or similar law.

          (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

          (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     2.06 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

     2.07 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

     2.08 Certificate of Incorporation By-Laws: Directors and Officers. The Restated Certificate of Incorporation and By-Laws of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving

Corporation until thereafter amended as provided therein and under the Delaware Law, except that (i) Article Seven (c) and (h) of the Restated Certificate of Incorporation shall be deleted; (ii) Article Four of the Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

                                "ARTICLE FOUR

          The total number of shares of stock that the corporation is authorized to issue is One Hundred (100) shares of common stock, having a par value of $.01 per share";

and (iii) Article Seven (d) of the Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

          "(d) Vacancies and newly erected directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors are duly elected and qualified, or until their earlier resignation or removal."

     The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected and qualified. The Company will use its best efforts to obtain the resignations of its directors at the Effective Time.

     2.09 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser.

                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

     3.01 Resentation and Warranties of Purchaser and Sub. Purchaser and Sub hereby jointly and severally represent and warrant to the Company as follows:

          (a) Organization. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization and Validity of Agreements. Each of Purchaser and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by each of Purchaser and Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors, and by Purchaser, as the sole stockholder of Sub. No other corporate action on the part of Purchaser or Sub is necessary to authorize the execution, delivery or performance by Purchaser and Sub of this Agreement and the consummation by Purchaser and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Sub and is the legal, valid and binding obligation of Purchaser and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) No Approvals or Notices Required; No Conflict with Instruments to which Purchaser or Sub is a Party. Neither the execution and delivery of this Agreement by Purchaser and Sub nor the performance by Purchaser and Sub of their respective obligations hereunder nor the consummation of the transactions contemplated hereunder will: (i) conflict with or violate the Certificate of Incorporation or By-Laws of Purchaser or Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, conflict with or violate any provision of law applicable to Purchaser or Sub; or (iii) except for (1) requirements of the Exchange Act, (2) requirements, if any, arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (3) applicable requirements, if any, of any non-United States competition, antitrust or investment laws (including, without limitation, Council Regulation (EEC) 4064/89, the Investment Canada Act, the Competition Act (Canada), the Fair

Trading Act 1973 (UK), and any rules or regulations promulgated by the Secretary of State for Trade and Industry (U.K.), collectively, "Foreign Antitrust Laws") and (4) the delivery of the Certificate of Merger in accordance with the Delaware Law, require any order, consent, material authorization or permit or approval of, or filing with or notice to any governmental, administrative or regulatory commission, agency, authority or other public body, domestic or foreign (each a "Governmental Entity") under any provision of law applicable to Purchaser or Sub; or (iv) other than the Credit Agreement Waiver (as defined in Exhibit A attached hereto), require any consent, approval or notice under, or violate, be in conflict with or result in any breach of or constitute a default under, or permit the termination of any provision of or loss of any material benefit under, or result in the acceleration of the maturity or performance of any obligation of or result in the creation or imposition of any lien or other encumbrance upon any properties, assets or businesses of Purchaser or Sub under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree to which Purchaser or Sub is a party or by which it or any of its assets or properties is bound or encumbered, which in any of the foregoing cases in this clause (iv) would, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, assets or liabilities of Purchaser and its subsidiaries taken as a whole.

          (d) Financing. Assuming that the Credit Agreement Waiver Condition (as defined in Exhibit A attached hereto) is satisfied, Purchaser has or will have, prior to the expiration of the Offer, sufficient funds available to purchase all of the Shares outstanding and to pay all related fees and expenses on a fully diluted basis pursuant to the Offer and this Agreement.

     3.02 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Sub as follows:

          (a) Organization. Each of the Company and the Subsidiaries (as such term is defined in Section 3.02(c)) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, assets or liabilities of the Company and the Subsidiaries taken as a whole (a "Company Material Adverse Effect").

          (b) Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares, of which 50,000,000 shares are Common Stock, having a par value of $.01 per share (the "Common Stock"), and 10,000,000 shares are Preferred Stock, having a par value of $.01 per share (the "Preferred Stock"). As of the date hereof, 13,590,393 Shares of Common Stock and no shares of Preferred Stock were issued and outstanding and no Shares were held in the Company's treasury. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and have no preemptive rights. There are 1,883,204 Shares reserved for issuance upon exercise of the stock options and warrants to acquire Common Stock (collectively, the "Company Stock Options") issued pursuant to the Company's 1991 Stock Purchase and Option Plan, 1993 Stock Option Incentive Plan and the Non-Employee Director Stock Option Plan (the "Stock Option Plans") of which Company Stock Options to acquire (1) 1,883,204 Shares have been granted, (2) 1,196,030 Shares are fully vested and exercisable on the date hereof and (3) 108,174 Shares will become fully vested and exercisable upon consummation of the Offer. Except as disclosed in the preceding sentence and as set forth in the Rights Agreement, the Company does not have outstanding any subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the Company Stock Options, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary.

        (c) Subsidiaries. The only corporation, partnership, joint venture or other entity in which the Company, directly or indirectly, has an equity or other interest of 50% or greater or otherwise controls (the "Subsidiaries") are those named in Exhibit 21.1 to the Company's Annual Report on Form 10-K dated September 26, 1995 for the fiscal year ended June 30, 1995 (the "1995 10-K"), as filed with the Commission and heretofore delivered to Purchaser. Except as otherwise disclosed in Schedule 3.02(c), the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, there are no irrevocable proxies with respect to such shares, and no equity securities of any of the Subsidiaries are or may become required to be issued for any reason including, without limitation, by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company or any of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto.

          (d) Authorization and Validity of Agreements. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder (subject to obtaining any necessary approval of its stockholders with respect to the Merger). The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board (by a vote of at least two-thirds of the directors) and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than obtaining any necessary approval of its stockholders with respect to the Merger). This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (e) No Approvals or Notices Required; No Conflict with Instruments to which the Company is Party. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder nor the consummation of the transactions contemplated hereunder will
(i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, conflict with or violate any provision of law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (iii) except for (1) requirements of the Exchange Act, (2) requirements, if any, arising out of the HSR Act, (3) applicable requirements, if any, of Foreign Antitrust Laws and (4) the delivery of the Certificate of Merger in accordance with the Delaware Law, require any order, consent, material authorization or permit, or approval of, or filing with or notice to any Governmental Entity under any provision of law applicable to the Company or any of the Subsidiaries; (iv) except as disclosed on Schedule 3.02(e) hereto, require any consent, approval or notice under, or violate, be in conflict with or result in any breach of or constitute a default under, or permit or cause the termination of any provision of or loss of any material benefit under, or result in the acceleration of the maturity or performance of any obligation of or result in the creation or imposition of any lien or other encumbrance upon any properties, assets or businesses of the Company or any of the Subsidiaries under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree to which the Company or any of the Subsidiaries is a party or by which it or any of the Subsidiaries or any of their respective assets or properties is bound or encumbered, which in any of the foregoing cases in this clause (iv) would have, either individually or in the aggregate, a Company Material Adverse Effect. The Board of Directors of the Company, at a meeting duly called and held, has taken all actions necessary under the Delaware Law, including approving the transactions contemplated by this Agreement and the Stockholders Agreement, to ensure that the restrictions on "business combinations" set forth in Section 203 of the Delaware Law do not, and will not, apply to Purchaser, Sub, affiliates or associates of Purchaser or Sub or the transactions contemplated by this Agreement or the Stockholders Agreement. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of the Common Stock necessary to approve the Merger. The Board has taken all necessary actions under the Rights Agreement to amend the Rights Agreement so that the Rights Agreement shall not be applicable to the purchase of the Shares pursuant to the Offer or the Merger or the consummation of the transactions contemplated hereby, and so that none of the execution or delivery of this Agreement, the purchase of Shares pursuant to the Offer or the Merger or the consummation of the transactions contemplated by this Agreement or the Stockholders Agreement will cause the Distribution Date (as defined in the Rights Agreement) to occur, the Rights to become exercisable or Purchaser or Sub or any affiliate or associate of Purchaser or Sub to become an Acquiring Person (as defined in the Rights Agreement). Except as so amended in accordance with the previous sentence, the Rights Agreement is otherwise in full force and effect. On the date hereof, the Company has delivered to Purchaser a certificate of the Company, signed by an executive officer of the Company and dated on the date of execution thereof, to evidence satisfaction by the Company of all of the conditions set forth in the four preceding sentences.


          (f) Legal Proceedings. Except as set forth in the 1995 10-K, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, or any of their respective properties or rights, which (i) if adversely determined, would have, either individually or in the aggregate, a Company Material Adverse Effect or (ii) seeks to, or is reasonably likely to, delay or prevent the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Entity outstanding against the Company or any of the Subsidiaries having any such effect. Neither the Company nor any of the Subsidiaries nor any property or asset of the Company or of any of the Subsidiaries is subject to, or in violation of, any term of any judgment, decree, injunction or order outstanding against it which would have, either individually or in the aggregate, a Company Material Adverse Effect.

        (g) Commission Filings. The Company has heretofore delivered to Purchaser true and complete copies of all reports, registration statements, proxy statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by the Company with the Commission since August 31, 1993 (such reports, registration statements and other filings, together with any amendments thereto, are sometimes collectively referred to as the "Commission Filings"). The Commission Filings and any forms, reports and other documents filed by the Company with the Commission after the date of this Agreement (1) were or will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act, as the case may be, and (2), at the time they were or will be filed with the Commission, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the Commission. Each of the audited consolidated financial statements and unaudited interim financial statements (including any related notes or schedules) included in the Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis exceptas may be indicated therein or in the notes or schedules thereto, and fairly presents the financial position of the Company and its consolidated subsidiaries as at the dates thereof and the results of their operations, cash flows, changes in financial position and changes in stockholders' equity for the periods then ended, subject, in the case of the unaudited interim financial statements to normal year end audit adjustments and except that such unaudited interim financial statements do not include all of the notes required by generally accepted accounting principles to be included therein. Since March 31, 1996, neither the Company nor any of the Subsidiaries has incurred any liability or obligation material to the Company and the Subsidiaries taken as a whole, except as disclosed in Schedule 3.02(g) hereto or as disclosed in the Commission Filings.

          (h) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since June 30, 1995, the Company and the Subsidiaries have conducted their businesses only in the ordinary and usual course, and, except as disclosed in Schedule 3.02(h) hereto or in the Commission Filings or as specifically contemplated by this Agreement, there has not been: (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company (except regular quarterly cash dividends of $.05 per Share prior to the date hereof) or any redemption, purchase or other acquisition by the Company of any of its securities; (iii) any entry into any agreement or understanding between the Company or the Subsidiaries and any of their respective executive officers or key employees providing for employment of any such officer or key employee or any general or material increase in the compensation (including without limitation deferred compensation), severance or termination benefits payable or to become payable by the Company or the Subsidiaries to any of their respective officers or key employees, or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) made to, for or with any such officer or key employee; (iv) any labor dispute, which is or may be material to the Company and the Subsidiaries taken as a whole; (v) other than in the ordinary course of business, any entry into, or material modification of, any material commitment, agreement, or license or transaction (including, without limitation, any borrowing or capital expenditure or sale of assets); (vi) any change in any significant accounting methods, principles or practices of the Company; (vii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (viii) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, or (ix) any failure by the Company to revalue any material asset in accordance with generally accepted accounting principles consistent with past practice.

          (i) Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (j) Certificate of Incorporation and By-Laws. The Company has heretofore made available to Purchaser a complete and correct copy of the Certificate of Incorporation and the By-Laws, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation or By-Laws.


          (k) Employee Benefit Plans/ERISA.

                  (i) Except as disclosed on Schedule 3.02(k) hereto, no employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which (a) is maintained for, or to which contributions have been made on behalf of, employees ("Employees") of the Company of any current or former corporation, person or trade or business which is a member of a group which is under common control with the Company, or together with the Company, is treated as a single employer, within the meaning of Sections 4 14(b)-(o) of the Code or Sections 4001(a) and (b) of ERISA (an "ERISA Affiliate") or (b) has at any time within the preceding three (3) years (or six (6) years for the purposes of Section 4069 of ERISA) been maintained for, or to which contributions have been made on behalf of, employees of the Company or any ERISA Affiliate (an "Employee Benefit Plan"), exists or has ever existed.

                  (ii) Except as disclosed on schedule 3.02(k) hereto, none of the Employee Benefit Plans is or was a

"multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate is a participating employer in any Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA.

                  (iii) Except as disclosed on Schedule 3.02(k) hereto, neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare benefit plan as defined in Section 3(1) of ERISA (a "Welfare Plan"), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA.

                  (iv) Except as disclosed on Schedule 3.02(k) hereto, none of the Employee Benefit Plans is a severance plan, arrangement or program, and none of the Employee Benefit Plans provides for compensation or benefits after a termination of employment with the Company or any ERISA Affiliate for any reason. Except as set forth on Schedule 3.02(k) hereto, the consummation of the transactions contemplated by this Agreement will not directly (or indirectly upon a termination of employment): (i) entitle any Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any Employee.

                  (v) The Company has given to the Purchaser true and complete copies of all the following: each Employee Benefit Plan and related trust agreement (including all amendments to such Employee Benefit Plan or trust) which the Company or any ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Employee Benefit Plan for the past three (3) years.

                  (vi) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code, including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. Neither the Company nor any ERISA Affiliate has engaged in any transaction which could subject it to any material liability under Section
4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of each of the Company and any ERISA Affiliate is legally valid and binding in full force and effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter for "TRA" (as defined in Rev. Proc. 93-39) from the IRS or has filed for such a determination letter within the remedial amendment period, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the knowledge of the Company, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. To the knowledge of the Company, no Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit (other than for ordinary claims for benefits).

                  (vii) Each employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained either (a) by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate or (b) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and, with respect to either (a) or (b), the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding three (3) plan years made contributions ("Pension Plan") currently meets the minimum funding standard of
Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). Except as disclosed on Schedule 3.02(k) hereto, all contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Pension Plan have been made by the due date for such contributions or payments. Except as disclosed on Schedule 3.02(k) hereto, with respect to each Pension Plan, the market value of assets (exclusive of any contribution due to the Pension Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date for such plan (but not prior to 12 months prior to the date hereof), determined on the basis of a shutdown of the company in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations and since its last valuation date, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. Neither the Company nor any ERISA Affiliate is required to provide security to a Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

                  (viii) Neither the Company nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that will have a Company Material Adverse Effect.

                  (ix) No Termination Event has occurred or is reasonably expected to occur. A "Termination Event" means any of the following:

                  (1) a "Reportable Event" by the Company or any ERISA Affiliate described in Section 4043 of ERISA and the regulations issued thereunder; or

                  (2) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or

                  (3) the distress termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan as a distress termination or the treatment of a Pension Plan amendment as a termination under
      Section 4041 of ERISA; or

                  (4) the institution of proceedings to terminate a Pension Plan by the PBGC; or

                  (5) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

                  (6) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA.

                  (x) Except as disclosed on Schedule 3.02(k) hereto, there are no agreements which will provide payments to any Company officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to the payor of such benefits and which will be subject to the tax under Section 4999 of the Code for which any payor would have a material withholding liability.

                  (xi) Except as disclosed on Schedule 3.02(k) hereto, the Stock Option Plans are the only plans, program or arrangement sponsored or maintained by the Company or any ERISA Affiliate which provides stock options, or any other form of compensation or benefits to Employees, based upon the equity of the Company ("Equity-Based Compensation"). Other than as disclosed on

Schedule 3.02(k) hereto, there are no existing grants of Equity-Based Compensation held by Employees.

                  (xii) Except as disclosed on Schedule 3.02(k) hereto, none of the options granted pursuant to the Stock Option Plans are "incentive stock options" as defined under Section 422 of the Code.

                  (xiii) With respect to any Employee Benefit Plan which provides for medical or health benefits for Employees (such plan or plans, the "Medical Plans"), such plan or plans satisfy the nondiscrimination requirements of Code Section 105(h).

          (l) Labor Matters.   Except as disclosed on Schedule 3.02(l) hereof,
(i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have or are reasonably likely to have a Company Material Adverse Effect; (ii) except as set forth in Schedule 3.02(1) hereto, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there nor have there been during the five (5) years prior to the date hereof, any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which breach, failure or grievance has or is reasonably likely to have a Company Material Adverse Effect; (iv) there are no unfair labor practice charges or complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary which charges, complaints or questions have or are reasonably likely to have a Company Material Adverse Effect; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat of any such action, by or with respect to any employees of the Company or any Subsidiary.

        (m) Tangible Property: Real Property and Leases.

            (1) The Company and each Subsidiary have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (2) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (C) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens"), and (ii) no material portion of which is either subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

            (3) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring annual rental payments in excess of $100,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been otherwise modified or amended, the Company is in possession of such leased real property, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (n) Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, trademarks, trade names, trade dress, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as conducted since June 30, 1995, as currently conducted or as contemplated to be conducted and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The conduct of the business of the Company and the Subsidiaries as conducted since June 30, 1995, as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way with any patent, license, trademark, trade dress, trade name, service mark, mask work or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, is reasonably likely to have a Company

Material Adverse Effect. Neither the Company nor any Subsidiary has licensed or otherwise authorized the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

        (o) Taxes. (a) The Company and the Subsidiaries (i) have filed or caused to be filed with the appropriate taxing authorities on a timely basis all federal Tax Returns (as hereinafter defined), all required state income Tax Returns and all other Tax Returns which are required to have been filed, and such Tax Returns are true, correct and complete in all material respects, and
(ii) have paid on a timely basis or have made adequate provision on their balance sheet for all Taxes (as hereinafter defined) related to such Tax Returns and the periods covered thereby. Except as disclosed on Schedule 3.02(o) hereto, there are no material liens for Taxes upon the assets of the Company and the Subsidiaries, except liens for Taxes not yet due. Except as disclosed on Schedule 3.02(o) hereto, neither the Company nor any Subsidiary has received a notice of any pending audits, actions, proceedings, investigations or claims with respect to any Taxes payable by or asserted against the Company and the Subsidiaries, which if resolved adversely would be material. Except as disclosed on Schedule 3.02(o) hereto, neither the Company nor any Subsidiary is or has been a member of any affiliated, consolidated, combined or unitary group for Tax purposes in any jurisdiction. Except as disclosed on Schedule 3.02(o) hereto, no claim has ever been made by a jurisdiction where the Company or any of the Subsidiaries does not pay Taxes or file Tax Returns that such entity may be subject to material Taxes in such jurisdiction for any period beginning after December 31, 1989. Except as disclosed on Schedule 3.02(o) hereto, the taxable years or periods for the assessment of federal income tax of the Company and the Subsidiaries (including assessments relating to consolidated federal income tax returns, if any, that include the Company or any of the Subsidiaries) are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods through 1993. Except as set forth in
Schedule 3.02(o) hereto, the taxable years or periods hereto, the taxable years or periods for the assessment of state and local income tax of the Company and the Subsidiaries (including assessments relating to consolidated, combined or unitary Tax Returns, if any, that include the Company or any Subsidiary) are closed either by agreement with the appropriate taxing authority or by application of the applicable statute of limitations for all periods through 1993. Except as disclosed on Schedule 3.02(o) hereto, the Company and the Subsidiaries are not and have not been subject to any material tax in any jurisdiction outside the United States of America. Except as disclosed on Schedule 3.02(o) hereto, no agreements relating to allocation or sharing of Taxes exists among the Company and the Subsidiaries or among the Company and any of its stockholders. Except as disclosed on Schedule 3.02(o) hereto, there are no outstanding waivers or comparable consents or extensions given by the Company or the Subsidiaries regarding the application of the statute of limitations with resect to any Taxes or Tax Returns. Except as disclosed on Schedule 3.02(o) hereto, neither the Company nor any Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Code). Except as disclosed on Schedule 3.02(o) hereto, there is no contract, agreement, plan or arrangement that individually or collectively could give rise to the payment by the Company or the Subsidiaries of any amount that would not be deductible by reason of Section 280G of the Code. Except as disclosed on Schedule 3.02(o) hereto, neither the Company nor any Subsidiary has any outstanding Corporate Acquisition Indebtedness as such term is used in Code Section 279(b).

           (b) For purposes of this Agreement, (i) the term "Taxes" shall mean all taxes, charges, fees, levies or other like assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, capital stock, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additional amounts attributable to Taxes imposed by any governmental authority, and (ii) the term "Tax Returns" shall mean all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed under the United States federal, state or local laws or any foreign laws.

     (p) Environmental Matters. (i) For purposes of this Agreement, the following terms shall have the following meanings: (I) "Hazardous Substances" means (A) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic under federal or state statutes and implementing regulations, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Atomic Energy Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Hazardous Materials Transportation Act;
(B)
any asbestos or asbestos-containing material, petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, natural gas liquids, synthetic gas, polychlorinated biphenyls, radioactive substances, urea formaldehyde or radon; or (C) any substance with respect to which a federal, state or local agency requires environmental investigator monitoring, reporting or remediation; and (II) "Environmental Law" means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability) or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (A) emissions, discharges, spills, releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into ambient air, surface water, ground water, water courses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (C) the regulation of storage tanks; or (D) otherwise relating to pollution or the protection of human health, safety or the environment.

        (ii) In each case when the failure to comply with this Section 3.02(p)(ii) would result in a Company Material Adverse Effect, (I) neither the Company nor any Subsidiary has violated or is in violation of any Environmental Law; (II) the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law and the Company and each Subsidiary has always been and is in compliance with their requirements; (III) no Hazardous Substances have been used, stored, manufactured, treated or processed on or transported to or from, the property owned or leased by the Company or any Subsidiary except as necessary to conduct the business of the Company and the Subsidiaries, and in compliance with all Environmental Laws;
(IV) there has been no disposal, release or threatened release of Hazardous Substances from or to the property owned or leased by the Company or any Subsidiary; (V) none of the properties owned or leased by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (VI) neither the Company nor any Subsidiary is liable for any off-site contamination and neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the National Priorities List or on the CERCLIS or any analogous state list; and
(VII) neither the Company nor any Subsidiary has received nor reasonably expects to receive any notice, letter, citation, order, warning, complaint, inquiry, claim or demand alleging or asserting a violation of or potential responsibility under any Environmental Law or a release or threatened release of any Hazardous Substances at, from or onto the properties. As to leased properties for the time period prior to occupancy or use by the Company or any Subsidiary, Subparagraphs (III), (IV) and (V) herein are to the knowledge of the Company and its Subsidiaries.

            (iii) Subject to the same qualification that a failure to comply would result in a Company Material Adverse Effect, with respect to each of the former operations or properties owned or operated by the Company or any of the Subsidiaries each of the representations and warranties set forth in Section 3.02(p)(ii) is true and correct as to or concerning activities of the Company or any Subsidiary during the period of such ownership or operation.

      (q) Material Contracts. Each contract or agreement to which the Company or any of the Subsidiaries is a party that is material to the Company or any Subsidiary (a "Material Contract"), including, but not limited to, any contracts or agreements (i) involving payments to or from the Company or any Subsidiary in excess of $500,000, (ii) with the Government of the United States of America or any department or instrumentality thereof or (iii) containing a provision purporting to limit the ability of the Company to compete in any line of business, with any person, in any geographic area or during any time, is in full force and effect and is enforceable against the parties thereto in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, could constitute a material default by the Company or any Subsidiary or, to the best knowledge of the Company, any third party under such Material Contracts. The Company or each applicable Subsidiary has duly complied in all material respects with the provision of each Material Contract to which it is a party.

      (r) Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, which would have been required to be recorded on a balance sheet prepared as of April 30, 1996, or as disclosed in the notes thereto, in accordance with generally accepted accounting principles consistently applied, except for liabilities, obligations or contingencies (a) which are accrued or reserved against in the audited consolidated balance sheet of the Company as of June 30, 1995 contained in the 1995 10-K or reflected in the notes thereto, (b) which were disclosed in the Commission Filings filed with the Commission after the 1995 1O-K, (c) which arise under this Agreement or the Stockholders Agreement or the transactions contemplated hereby or are otherwise expressly disclosed in this Agreement or any Schedule hereto, or (d) which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (s) Insurance. There is no default by the Company or any Subsidiary with respect to any provision contained in any insurance policy maintained by the Company or any Subsidiary, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except for defaults or failures which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (t) Opinion of Financial Advisor. The Company has received the written opinion of Goldman Sachs to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders, a copy of which opinion has been delivered to Purchaser and will be included in the Schedule 14D-9 and the Proxy Statement.

     (u) Affiliate Transactions. Except for employment relationships with executive officers and except as set forth on Schedule 3.02(u) hereto, neither the Company nor any Subsidiary is a party to any transaction (including, without limitation, the purchase or sale of any property or service) with, or involving the making of any payment or transfer to, any Affiliate (as defined below) other than the Company or a Subsidiary. Except for employment relationships with executive officers and except as set forth on Schedule 3.02(u) hereto, all of such transactions shall be terminated and be of no further legal force or effect, and neither the Company nor any Subsidiary shall have any obligation or liability thereunder, from and after the Effective Time. "Affiliate" of any person means any other person directly or indirectly controlling, controlled by or under common control with such person. A person shall be deemed to control another person if the controlling person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of stock, by contract or otherwise.

     (v) Use of Name. The Company has the legal right to use the name "Masland" and each derivative thereof in each jurisdiction where the Company and each Subsidiary conduct business. The use of such name by the Company and/or any Subsidiary does not conflict with or infringe on the rights of any other person, and the Company is not aware of any claim or written notice from any person to such effect.

                                  ARTICLE IV

                                  COVENANTS

     4.01 Proxy Statement. As promptly as practicable after expiration of the Offer, the Company shall, if required by applicable law or otherwise deemed advisable by Purchaser, file with the Commission under the Exchange Act, and shall use all reasonable efforts to have cleared by the Commission, and as promptly as practicable after expiration of the Offer shall mail to its stockholders, a proxy statement or information statement, as appropriate (the "Proxy Statement"), with respect to the Special Meeting (as such term is defined in Section 4.02). Each of Purchaser, Sub and the Company represents that the written information supplied or to be supplied for inclusion by Purchaser, Sub or the Company, respectively, in the Proxy Statement will, at the times when the definitive Proxy Statement is filed with the Commission and when it is first mailed to stockholders of the Company, not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and each of Purchaser, Sub and the Company agrees promptly to correct any such information provided by them which shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so corrected to be filed with the Commission and mailed to stockholders of the Company as and to the extent required by applicable law. The Company agrees that the Proxy Statement shall comply as to form in all material respects with the provisions of applicable law. The Proxy Statement shall contain the recommendation of the Board in favor of this Agreement and the Merger;
provided, however that nothing in this sentence shall require the Board to act, or refrain from acting, in any manner which, in the opinion of independent legal counsel for the Company (who may be the Company's regularly engaged independent legal counsel), would conflict with the proper discharge of their fiduciary duties to stockholders under applicable law.

     4.02 Meeting of Stockholders of the Company. Promptly after expiration of the Offer, the Company shall take all action necessary, in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws, to convene a meeting of its Stockholders (the "Special Meeting") as promptly as practicable to consider and vote on this Agreement and the Merger. The Company shall, to the extent the Proxy Statement has been filed with, and cleared by, the Commission, solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other action necessary or, in the reasonable judgment of Purchaser, helpful to secure a vote of Stockholders in favor of this Agreement and the Merger; provided, however, that nothing in this sentence shall require the Board to act, or refrain from acting, in any manner which, in the opinion of independent legal counsel for the Company (who may be the Company's regularly engaged independent legal counsel), would conflict with the proper discharge of their fiduciary duties to stockholders under applicable law. At the Special Meeting, Purchaser shall vote, or cause to be voted, all of the Shares then owned by Purchaser (or any subsidiary of Purchaser) in favor of this Agreement and the Merger.

     4.03 Merger Without Meeting of Stockholders. The foregoing to the contrary notwithstanding, in the event that Purchaser and Sub or any other wholly-owned subsidiary of Purchaser shall acquire in the aggregate at least 90% of the outstanding Shares, the parties hereto agree, at the request of Purchaser, to take all necessary and appropriate action to cause a merger of the Company and Sub to become effective without a meeting of Stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     4.04 Interim Operations. During the period from the date of this Agreement to the earlier of the Effective Time or until Purchaser's designees constitute a majority of the members of Company's Board under Section 1.03(a), except as specifically contemplated by this Agreement or otherwise as consented to or approved in writing by Purchaser:

           (a) the business of the Company and each of the Subsidiaries shall be conducted only in, and the Company and each of its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice;

           (b) neither the Company nor any of the Subsidiaries shall make or propose any change or amendment in its charter or By-Laws or the Rights Agreement;

           (c) neither the Company nor any of the Subsidiaries shall (i) issue or sell, or authorize the issuance or sale of, any shares of its capital stock or any of its other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of its capital stock or any of its other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure; provided that the Company may issue shares of its Common Stock pursuant to the terms of vested and currently exercisable Company Stock Options upon the exercise of such Common Stock Options or (ii) except as contemplated by Section 6.07, amend, waive or otherwise modify any of the terms of any Stock Option Plan or Company Stock Option;

           (d) the Company shall not declare, pay or make any dividend or other distribution or payment with respect to, or purchase, redeem or otherwise acquire any shares of its capital stock or otherwise make any payments to stockholders in their capacity as stockholders, except for the regular quarterly dividend of $.05 per share declared on May 9, 1996;

           (e) the Company shall, and shall cause the Subsidiaries to, use all reasonable efforts to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it and the Subsidiaries;

           (f) neither the Company nor any of the Subsidiaries shall take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to written plans of the Company or any of the Subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its written plans providing for severance or termination pay in effect on the date hereof;

           (g) neither the Company nor any of the Subsidiaries shall (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary or pursuant to collective bargaining agreements as presently in effect) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any Employee or increase in any manner the compensation or fringe benefits of any Employee or pay or grant any benefit not required by any existing plan or arrangement;

           (h) except with respect to transactions between and among the Company and any of the Subsidiaries or the endorsement of negotiable instruments in the ordinary course of its business, neither the Company nor any of the Subsidiaries shall incur or assume any indebtedness for money borrowed (other than borrowings in the ordinary course of business) or guarantee any such indebtedness (other than any guaranty of Subsidiary indebtedness in the ordinary course of business) or the obligations of any person;

           (i) the Company shall not and shall not permit any Subsidiary to pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business and consistent with past practices, pursuant to existing contractual arrangements or as required by law;

           (j) except in the ordinary course of business consistent with past practice or in the case of obsolete or redundant assets, or those requiring replacement, the Company shall not and shall not permit any Subsidiary to sell, lease or otherwise dispose of any of its assets;

           (k) the Company shall not and shall not permit any Subsidiary to acquire (for cash, shares of stock or other consideration) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or the assets thereof or any other assets;

           (l) the Company shall not and shall not permit any Subsidiary to take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

           (m) the Company shall not and shall not permit any Subsidiary to authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its
Subsidiaries:

           (n) the Company shall not and shall not permit any Subsidiary to make any material tax elections or settle or compromise any material income tax liability;

           (o) other than in the ordinary course of business and consistent with past practice, the Company shall not and shall not permit any Subsidiary to waive any material rights or make any payment, direct or indirect, of any material liability of the Company or any of the Subsidiaries before the same comes due in accordance with its terms;

           (p) the Company shall not and shall not permit any Subsidiary to fail to maintain its existing material insurance coverage in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

           (q) the Company shall not and shall not permit any Subsidiary to enter into any new collective bargaining agreement or any successor collective bargaining agreement; and

           (r) the Company shall not and shall not permit any Subsidiary to enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.05 Appraisal Rights. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle or compromise any claim for appraisal rights prior to the Effective Time without the prior written consent of Purchaser.

     4.06 Additional Agreements. (a) Upon reasonable notice the Company shall, and shall cause each of the Subsidiaries to, afford Purchaser and Sub and their respective officers, employees and authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, tax records and accountants' working papers. During such period, the Company shall, and shall cause each of the Subsidiaries to, furnish promptly to Purchaser (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all such other information concerning its business, properties and personnel as Purchaser may reasonably request and which is customarily prepared by the Company or is in the Company's possession, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of Purchaser and Sub to accept Shares pursuant to the Offer or the parties hereto to consummate the Merger under this Agreement.

     (b) Subject to the terms and conditions herein provided, each of the parties hereto agrees, subject to its legal obligations, to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to (i) obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, but not limited to, (a) filings under the HSR Act, including responses to requests for additional information, and (b) submissions of information requested by any Governmental Entity and (ii) rectify any event or circumstance which would impede consummation of the transactions contemplated hereby.

     No Solicitation (a) From and after the date hereof until the termination of this Agreement the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, (i) directly or indirectly, invite, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), any inquiries with respect to or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or (iii) agree to endorse any Acquisition Proposal. Notwithstanding the foregoing, nothing contained herein shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal or, after payment of the Termination Fee as described in Section 6.03, endorsing such an Acquisition Proposal, if and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to its stockholders under applicable law, and (B) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (excluding the standstill provisions thereof). For purposes of the Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company and Purchaser and Sub contemplated by this Agreement): (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving the Company or its Subsidiaries (other than business combinations or similar transactions involving only foreign Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company represents that neither it, its Subsidiaries nor, to its knowledge, any of its stockholders is a party to or bound by any agreement with respect to an Acquisition Proposal. In the event that the Company receives or becomes aware of any Acquisition Proposal, the Company will promptly notify Purchaser in writing of such communication, of the identity of the person or entity making such Acquisition Proposal and of the terms and conditions of such Acquisition Proposal; provided, however, that the Company shall not be required to disclose the identity of the person or entity making the Acquisition Proposal or the terms and conditions of such Acquisition Proposal if the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines in good faith that nondisclosure would be necessary for the Board to comply with its fiduciary duties to its stockholders under applicable law.

      4.08 Certain Litigation. The Company agrees that it will not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger or this Agreement, without the prior written consent of Purchaser. In addition, the Company will not voluntarily cooperate with any third party which may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Purchaser and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board determines in good faith, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel) that failing so to cooperate with such third party or cooperating with Purchaser or Sub, as the case may be, would constitute a breach of the Board's fiduciary duties to stockholders under applicable law.

      4.09 Notice of Certain Events. Each party shall promptly notify the other parties of:

     (i) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) Any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

     (iii) Any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any party hereto which relates to the consummation of the transactions contemplated by this Agreement.

     4.10 Confidentiality.   (a) In addition to, and not in limitation of, that
certain Confidentiality and Standstill Agreement between Purchaser and the Company dated as of March 14, 1996 (the "Confidentiality Agreement"), prior to the consummation of the Offer and after any termination of this Agreement, Purchaser and Sub will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Purchaser and Sub in connection with the transactions contemplated by this Agreement, including, without limitation, the stockholder lists furnished by the Company pursuant to Section 1.02(b), except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Purchaser or Sub, (ii) in the public domain through no fault of purchaser or Sub or (iii) later lawfully acquired by Purchaser or Sub from sources other than the Company; provided that Purchaser and Sub may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by purchaser and Sub of the confidential nature of such information and are directed by Purchaser and Sub to treat such information confidentially. Purchaser's and Sub's obligation to hold any such information in confidence shall be satisfied if it exercises the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated pursuant to Section 6.01 and Purchaser thereafter ceases to pursue the acquisition of the Company, Purchaser and Sub will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Purchaser and Sub or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

          (b) The Confidentiality Agreement shall terminate and be of no further force or effect upon consummation of the Offer.

          (c) From and after the time an Acquisition Proposal, as defined in
Section 4.07, is made to the Company, Purchaser and Sub shall not be prohibited by the Confidentiality Agreement from taking any or all of the actions described in the "standstill" provisions of the Confidentiality Agreement, in which case the Confidentiality Agreement shall be deemed to be modified to the extent required to permit Purchaser and Sub to engage in any and all such actions.

     4.11 Credit Agreement Waiver. Purchaser will use its best efforts to obtain from its lenders the Credit Agreement Waiver.

                                   ARTICLE V

                                   CONDITIONS

     5.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Approval of Stockholders. The approval of the stockholders of the Company referred to in Section 4.02 shall have been obtained, if required by applicable law.

          (b) HSR and Other Antitrust. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and any approvals under any applicable Foreign Antitrust Laws shall have been granted.

          (c) Litigation, etc.. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction in the United States or by a Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would prevent the consummation of the Merger.


     5.02 Conditions to the Obligations of Purchaser and Sub. The obligations of Purchaser and Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the further condition that Purchaser or any affiliate thereof shall have purchased all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, that this condition shall be deemed to be satisfied if the Offer shall have terminated without the purchase of such Shares thereunder and all of the conditions to the Offer set forth in Exhibit A hereto were satisfied upon the expiration of the Offer.

                                  ARTICLE VI

                                MISCELLANEOUS



     6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not it has been approved by the stockholders of the Company:

          (a) by the mutual written consent of the respective Boards of Directors of the Company and Purchaser;

          (b) by Purchaser or the Company, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided however, that Purchaser may not terminate this Agreement pursuant to this Section 6.01(b) if Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the failure of one or more of the conditions set forth in Exhibit A hereto to be satisfied or is otherwise in violation of the terms of the Offer or this Agreement;

          (c)(i) by Purchaser prior to the purchase of and payment for any Shares pursuant to the Offer if there has been a material breach of any representation or warranty set forth in this Agreement on the part of the Company and (ii) by the Company prior to the purchase of and payment for any Shares pursuant to the Offer if there has been a material breach of any representation or warranty set forth in this Agreement on the part of Purchaser or Sub;

          (d)(i) by Purchaser if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of the Company, which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within five days after written notice from the Purchaser to the Company, and (ii) by the Company if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of the Purchaser or Sub, which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within five days after written notice from the Company to Purchaser of such breach;

          (e) by either Purchaser or the Company if the Merger has not been consummated on or before October 31, 1996, which date may be extended by the mutual written consent of the Board of Directors of the Company and the Board of Directors of Purchaser;


         (f) (i) by the Company if the Offer has not been commenced within the period of time required under the Exchange Act following the date hereof and
(ii) by the Purchaser if the Company has failed to mail the Schedule 14D-9 to its stockholders on or prior to the date on which the Offer has been commenced or failed to include in such Schedule 14D-9 when first mailed to stockholders the approval and recommendations of the Board of the Offer and the Merger required by Section 1.02(a) to be included in the Schedule 14D-9;

         (g) by the Company or Purchaser if any permanent injunction or final nonappealable order, decree or ruling issued by a court of competent jurisdiction within the United States or Governmental Entity is in effect which would prevent the consummation of the Merger;

         (h) by the Company, if the Board modifies, in a manner adverse to Purchaser, or withdraws its approval or recommendation of, the Offer or the Merger referred to in Section 1.02(a) hereof, so long as the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law; or

         (i) by Purchaser if (i) the Board modifies, in a manner adverse to Purchaser, or withdraws its approval or recommendation of, the Offer or the Merger referred to in Section 1.02(a) hereof, (ii) the Board shall have recommended or accepted any Acquisition Proposal; (iii) the Board shall have resolved to do any of the acts referred to in (i) or (ii); (iv) Purchaser shall request that the Board reaffirm its approval or recommendation of the Offer or the Merger and the Board shall fail to do so within ten business days after such request; or (v) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or Sub or any of their respective subsidiaries shall have become the beneficial owner of more than 20% of the outstanding shares other than for purposes of arbitrage, but provided that such termination under (i) and (iv) (or under (iii) as it relates to (i) only) above relates to actions of the Board which, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), it has determined in good faith are necessary for the Board to comply with its fiduciary duties to stockholders under applicable law, in which case the effectiveness of such termination may not be prior to the later of (x) the close of business immediately preceding the then scheduled termination date of the Offer or (y) ten days following such modification or withdrawal, and then only if the Board has not reinstated its affirmative recommendation or approval of the Purchaser's Offer or the Merger within such period of time.

     6.02 Liabilities in Event of Termination. In the event of any termination of this Agreement pursuant to Section 6.01, the Company, Purchaser and Sub shall have no obligation or liability to each other except as provided in Sections 4.10 and 6.03, and except that nothing herein will release any party from liability for any willful breach of this Agreement.

     6.03 Fees and Expenses. (a) If (i) an Acquisition Proposal (as defined in Section 4.07) is made prior to the termination of this Agreement
(other than a termination pursuant to Section 6.01(f)(ii), 6.01(h) or 6.01(i)), and within nine months of such termination the Company shall have entered into an agreement with respect to, approved, recommended or taken any affirmative action to facilitate, an Acquisition Proposal, or any transaction constituting an Acquisition Proposal is consummated, (ii) this Agreement is terminated pursuant to Section 6.01(f)(ii) and an Acquisition Proposal exists, or (iii) this Agreement is terminated pursuant to Section 6.01(h) or 6.01(i), then the Company shall pay to Purchaser a fee equal to $10,000,000 in cash (the "Termination Fee"). The Termination Fee shall be payable (x) in the case of entering into an agreement with respect to an Acquisition Proposal or the consummation of a transaction constituting an Acquisition Proposal as described in clause (i) of this Section 6.03(a), upon the signing of a definitive agreement relating to such Acquisition Proposal or, if no such agreement is executed, then at the closing (and as a condition to the closing) of such transaction constituting an Acquisition Proposal, (y) upon the occurrence of any other event described in clause (i) of this Section 6.03(a) and (z) within one business day of the termination of this Agreement upon any termination of this Agreement under Sections 6.01(f)(ii), 6.01(h) or 6.01(i). The Company acknowledges that the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement.

          (b) Except as specifically provided in Section 6.03(a), each party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including those incident to the negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein to be performed or complied with by it.

          (c) Except for the Company's fee engagement letter with Goldman Sachs dated April 25, 1996, or as previously disclosed by a party to this Agreement in writing to the other parties hereto, no broker, finder or investment banker is entitled to a brokerage, finder's or other fee or commission in connection with the Offer or the Merger or the transactions contemplated by this Agreement. Such fees or other commissions payable by the Company and its Subsidiaries shall not exceed the amount previously disclosed to Purchaser.

     6.04 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided, that after this Agreement has been approved by the stockholders of the Company no such amendment shall reduce the amount or change the form of consideration to be paid to the stockholders of the Company in the Merger or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

     6.05 Officers' and Directors' Liability Insurance; Indemnification. (a) After the Effective Time, or such earlier date as Purchaser acquires control of the Company, Purchaser shall cause the Surviving Corporation to (i) maintain the Company's current directors' and officers' insurance and indemnification policy or an equivalent policy, subject to terms and conditions no less advantageous, for all directors and officers of the Company on the date hereof, for six years after the Effective Time to cover acts and omissions of directors and officers of the Company occurring at or prior to the Effective Time; provided that Purchaser shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, but in such case Purchaser shall purchase as much coverage as possible for such amount and (ii) maintain in effect for six years after the Effective Time provisions no less favorable to the indemnified parties than those contained in the Certificate of Incorporation of the Company on the date hereof (which shall be contained in the Certificate of Incorporation of the Surviving Corporation) relating to the rights to indemnification of officers and directors with respect to indemnification for acts and omissions occurring at or prior to the Effective Time.

          (b) This Section 6.05 is intended to benefit the Company, the Surviving Corporation and each of the directors and officers of the Company on the date hereof (each of whom shall be entitled to enforce this Section 6.05 against the Purchaser or the

Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Purchaser and the Surviving Corporation.

     6.06 Employee Benefit Plans. For a period ending no earlier than (i) with respect to Employee Benefit Plans which are Pension Plans or Welfare Plans (other than severance plans), the last day of the first plan year beginning after the Effective Time, (ii) with respect to Employee Benefit Plans which are cafeteria plans as defined in Section 125 of the Code, the last day of the plan year during which the Effective Time occurs and (iii) one year from the date of this Agreement with respect to any other employee benefits, Purchaser agrees that after the Effective Time it shall cause the Surviving Corporation to maintain all of the Company's and the Subsidiaries' existing employee retirement benefit plans and other employee benefit plans or plans providing benefits generally comparable thereto or provide compensation which in the aggregate is substantially comparable thereto.

          (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Surviving Corporation of a post-Effective Time employment relationship of any term or duration or on any terms other than those the Surviving Corporation may establish. Employment of any of the Employees by the Surviving Corporation shall be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement, applicable laws or collective bargaining agreement). No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its subsidiaries in respect of continued employment or resumed employment.

     6.07 Stock Options. (a) At the Effective Time, each Company Stock Option issued under the 1991 Stock Purchase and Option Plan, whether or not then exercisable and whether or not then vested, at the election of the optionee, shall be either cancelled or assumed and converted by Purchaser. If cancelled, then each holder of a cancelled option shall be entitled to receive, in consideration for the cancellation of such option, an amount in cash equal to the product of (x) the number of Shares previously subject to such option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option. If assumed, each option shall be amended to be exercisable into Purchaser's Common Stock (a "Substitute Option"); provided, however, that the excess aggregate value of each option following the substitution and assumption shall be the same as the excess aggregate value of such outstanding option before the substitution and assumption. The number of shares of Purchaser's Common Stock subject to such Substitute Option and the exercise price thereunder shall be computed in compliance with the requirements of Section 424(a) of the Code, and, except as agreed in writing by Purchaser and the Company, such Substitute Option shall not confer any additional rights upon the optionee and shall be subject to substantially all of the other terms and conditions of the original option granted by the Company to which it relates except in the case of an optionee whose employment with the Company or its successor is terminated, other than for cause, within one year following the Effective Time, for whom the exercise period of the vested Substitute Option will be extended to a period of two years. At the Effective Time, each Company Stock Option issued under the Non-Employee Directors Stock Option Plan shall be cancelled in the manner provided above, and each Company Stock Option issued under the 1993 Stock Option Incentive Plan shall be assumed and converted into a Substitute Option in the manner provided above.

          (b) Prior to the Effective Time, the Company shall obtain any consents or elections required or deemed necessary and the original Company Stock Option agreements (i) for cancellation from holders of outstanding Company Stock Options or (ii) to make any amendments to the terms of the Stock Option Plans or Company Stock Option Agreements that, in the case of clause (a) of this Section 6.07, are necessary to give effect to the transactions contemplated hereby.

     6.08 Representations, Warranties and Agreements. No representations and warranties in this Agreement shall survive the purchase by Purchaser of any Shares pursuant to the Offer. All representations, warranties and agreements made by Purchaser or Sub in this Agreement shall be deemed to be made jointly and severally by Purchaser and Sub. All agreements in this Agreement shall not survive the Merger, except for the agreements contained in Sections 6.03 and
6.05 of this Agreement.

     6.09 Public Statements. The Company, on the one hand, and Purchaser or Sub, on the other, agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any national securities exchange (as advised by independent legal counsel (who may be the Company's regularly engaged independent legal counsel)).

     6.10 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Sub may assign its rights and obligations hereunder to another wholly-owned subsidiary of Purchaser without the consent of the other parties hereto.

     6.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by facsimile transmission, or by registered or certified mail, first class postage prepaid, return receipt requested, to the respective parties as follows:

     If to the Company:

     MASLAND CORPORATION
     50 Spring Road
     Carlisle, PA  17013
     Attention:  William J. Branch, Jr.
                 Chairman of the Board
                 Telephone:  (717) 258-7214
                 Facsimile:  (717) 258-7576


     With a copy to:

          Peter O. Clauss, Esquire
          Clark, Ladner, Fortenbaugh & Young
          One Commerce Square
          2005 Market Street, 22nd Floor
          Philadelphia, PA  19103
          Telephone: (215) 241-1876
          Facsimile: (215) 241-1857

     If to Purchaser or Sub:

     LEAR CORPORATION
     21557 Telegraph Road
     Southfield, MI  48034

     Attention: Joseph F. McCarthy, Esquire
     Telephone: (810) 746-1714
     Facsimile: (810) 746-1677

     With a copy to:

          John L. MacCarthy, Esquire
          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL 60601-9703
          Telephone: (312) 558-5876
          Facsimile: (312) 558-5700



or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice, request, claim, demand or other communication shall only be effective upon receipt.

     6.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court sitting in the State of Delaware, except as otherwise required by applicable law.

     6.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     6.14 Integration. This Agreement constitutes the entire Agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof, including without limitation (i) the Confidentiality Agreement, except as provided in Section 4.10, and (ii) the Agreement to Negotiate Exclusively dated May 2, 1996 between the Company and the Purchaser.

     6.15 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     6.16 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     6.17 No Third-Party Beneficiaries. Except for Section 6.05 (which is intended to and shall confer upon such persons all rights and remedies by reason of this Agreement as if such person was a party hereto), no provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any person other than the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above written.


                                             LEAR CORPORATION



                                             By: /s/ JH Vandenberghe
                                                ---------------------------

                                             PA ACQUISITION CORP.



                                             By: /s/ JH Vandenberghe
                                                ---------------------------

                                             MASLAND CORPORATION



                                             By: /s/ WJ Branch
                                                ---------------------------

                                   EXHIBIT A

     The capitalized terms used in this Exhibit have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement, "Purchaser" shall be deemed to refer to PA ACQUISITION CORP. and "Parent" shall be deemed to refer to LEAR CORPORATION.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares (including the associated Rights) tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares (including the associated Rights) tendered, and, except as otherwise provided in the Merger Agreement, may amend or terminate the Offer (whether or not any Shares (including the associated Rights) have theretofore been accepted for payment) if, (i) prior to the expiration of the Offer, (A) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis on the date of purchase shall not have been satisfied (the "Minimum Condition") ("on a fully-diluted basis" meaning, as of any date: the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including without limitation, pursuant to the Company Stock Options (defined in Section 3.02(b) of the Merger Agreement)), (B) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (C) all material regulatory and related approvals shall not have been obtained on terms reasonably satisfactory to the Purchaser or (D) the financial institutions (the "Banks") party to the Credit Agreement dated as of August 17, 1995, as amended, among Parent, the Banks, Chemical Bank, as Administrative Agent and the Managing Agents, Co-Agents and Lead Managers named therein (the "Credit Agreement"), shall not have granted the Parent a waiver (the "Credit Agreement Waiver") under the Credit Agreement permitting the consummation of the Offer and the Merger (the "Credit Agreement Waiver Condition"), or (ii) at any time after the date of the Merger Agreement and before the time of payment for any such Shares (including the associated
Rights) (whether or not any Shares (including the associated Rights) have theretofore been accepted for payment), any of the following conditions exists:

          (a) the Purchaser and the Company shall have reached a written agreement that the Purchaser shall amend the Offer to terminate the Offer or postpone payment for Shares pursuant thereto;

          (b) there shall be instituted or pending any action or proceeding by any Governmental Entity or before any court or Governmental Entity, (1) challenging the acquisition by Parent or Purchaser of Shares or otherwise seeking to restrain or prohibit the consummation of the Offer, the Merger or the transactions contemplated by the Merger Agreement, (2) seeking to materially restrict or prohibit Parent's or Purchaser's ownership or operation of all or a material portion of its or the Company's business or assets, or to compel Parent or Purchaser to dispose of or hold separate all or a material portion of its or the Company's business or assets, as a result of the Offer or the Merger, which in either case, in the sole judgment of Parent and Purchaser, might, directly or indirectly, result in the relief sought being obtained or (3) which might result, directly or indirectly, in any of the consequences set forth in clauses
(2) through (5) of paragraph (c) below;

          (c) there shall have been any statute, rule, executive order, decree, injunction, regulation or other order (whether temporary, preliminary or permanent) enacted, promulgated, entered or issued or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, which, in the sole judgment of Parent and Purchaser would, directly or indirectly, (1) materially restrict or prohibit Parent's or Purchaser's ownership or operation of all or a material portion of its or the Company's business or assets or compel Parent or Purchaser to dispose of or hold separate all or a material portion of its or the Company's business or assets as a result of the Offer or the Merger, (2) render Parent or Purchaser unable to purchase or pay for some or all of the Shares pursuant to the Offer or to consummate the Merger, or otherwise prevent consummation of the Offer or the Merger, except for the waiting period provisions of the HSR Act, (3) make such purchase, payment or consummation illegal, (4) impose or confirm material limitations on the ability of Parent or Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, any Shares purchased by it, including, without limitation, the right to vote any Shares purchased by it on all matters (including the Merger and the Merger Agreement) properly presented to the Company's stockholders, or
(5) otherwise materially adversely affect the condition (financial or otherwise), results of operations, business, assets or liabilities of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect");




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


          (d) there shall have occurred (1) any general suspension of, or limitation on prices for, or trading in, securities on the New York Stock Exchange, any national securities exchange or in the over-the-counter market,
(2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) there shall have occurred a Company Material Adverse Effect, or the Merger Agreement shall have been terminated in accordance with its terms;

          (f) beneficial ownership of 20% or more of the outstanding Shares shall have been acquired by another person or by a "group" as defined in Section 13(d)(3) of the Exchange Act other than for purposes of arbitrage;

          (g) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date, except (i) for changes specifically permitted by the Merger Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) with respect to those representations and warranties which are not qualified by materiality or a similar qualification, in any case where such failures to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; or

          (h) the Company shall not have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer, which, in the sole judgment of Parent and Purchaser in any such case and regardless of the circumstances (including any action by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment for such Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Parent and Purchaser in whole or in part at any



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


time and from time to time in the sole discretion of each of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described herein will be final and binding upon all parties.




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